UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 9, 2005

Senomyx, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-50791	33-0843840
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

11099 North Torrey Pines Road La Jolla, California		92037
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (858) 646-8300

Not Applicable.
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01               Other Events.

In December 2000, we entered into a collaboration agreement with Kraft Foods, Inc., a global leader in branded foods and beverages. On April 29, 2005, we amended the agreement to expand and extend the collaborative research phase. On July 29, 2005, we further amended the agreement to extend the collaborative research phase.  On December 9, 2005, we further amended the agreement to provide for a new three-year discovery and development collaboration.  In this new collaboration, we will work with Kraft Foods on the discovery and development of novel flavor modifiers on a co-exclusive basis in the chilled and processed meat product category within North America.  Under the terms of the new collaboration, Kraft Foods has agreed to pay us an initial license fee and incremental discovery and development funding over the three-year period. In addition, we are eligible to receive milestone payments upon achievement of specific product discovery and development goals.  The combined total of initial license fees, research funding and milestone payments could reach $4.6 million if all milestones are met.  Upon commercialization, we will be entitled to royalty payments based on sales of Kraft products containing any flavor modifiers developed under the agreement.

The press release dated December 12, 2005 announcing our entry into the amendment is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01                                             Financial Statements and Exhibits.

(c) Exhibits.

99.1         Press release of Senomyx, Inc. dated December 12, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SENOMYX, INC.

By:	/s/ HARRY LEONHARDT
Harry Leonhardt
Vice President, General Counsel and Corporate Secretary

Date: December 12, 2005

INDEX TO EXHIBITS

99.1         Press release of Senomyx, Inc. dated December 12, 2005.